                                                                      EXHIBIT 12

                              BGF INDUSTRIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                Fiscal Year Ended
                   ---------------------------------------------------------------------------
                   January 1, December 31, December 31, December 31, December 31, December 31,
                      1994        1994         1995         1996         1997         1997
                   ---------- ------------ ------------ ------------ ------------ ------------
                                                                        Actual    As Adjusted
Earnings:
 Net income.......   $2,796      $6,787      $12,584      $24,030      $21,730      $12,613
 Add:
  Taxes...........    1,824       4,478        7,093       15,996       13,652        7,945
  Fixed charges...    5,037       4,629        3,392        2,430        2,619       17,443
  Capitalized
   interest.......      --          --          (100)        (206)         (32)         (32)
                     ------      ------      -------      -------      -------      -------
                      9,657      15,894       22,969       42,250       37,969       37,969
Fixed Charges:
 Interest
  expense(a)......    4,728       4,311        2,979        1,993        2,355       17,179
 Capitalized
  interest........      --          --           100          206           32           32
 Portion of rents
  Representative
  of interest
  factor..........      309         316          313          231          232          232
                     ------      ------      -------      -------      -------      -------
                     $5,037      $4,629      $ 3,392      $ 2,430      $ 2,619      $17,443
Ratio of earnings
 to fixed
         charges..........      1.9         3.4          6.8         17.4         14.5          2.2
                               Nine Months Ended
                   -----------------------------------------
                   September 30, September 30, September 30,
                       1997          1998          1998
                   ------------- ------------- -------------
                                    Actual      As Adjusted
Earnings:
 Net income.......    $15,544       $12,114       $ 5,276
 Add:
  Taxes...........      9,730         7,584         3,303
  Fixed charges...      2,084         1,974        13,093
  Capitalized
   interest.......        (32)          (96)          (96)
                   ------------- ------------- -------------
                       27,326        21,576        21,576
Fixed Charges:
 Interest
  expense(a)......      1,949         1,751        12,870
 Capitalized
  interest........         32            96            96
 Portion of rents
  Representative
  of interest
  factor..........        103           127           127
                   ------------- ------------- -------------
                      $ 2,084       $ 1,974       $13,093
Ratio of earnings
 to fixed
 charges..........       13.1          10.9           1.7

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(a) Includes amortization of debt issuance costs and original issue discount and excludes capitalized interest.